                INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT


     AGREEMENT made as of December 8, 1999 between HAMBRECHT & QUIST FUND TRUST, a Delaware business trust (herein called the "Trust"), and HAMBRECHT & QUIST FUND MANAGEMENT, LLC, a California limited liability company and registered investment adviser ("HQFM").

     WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (1940 Act"); and

     WHEREAS, the Trust desires to retain HQFM to furnish investment advisory and administrative services to the H&Q IPO & Emerging Company Fund, a series of the Trust (the "Fund");

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Trust hereby appoints HQFM to act as investment adviser and administrator to the Fund for the period and on the terms set forth in this Agreement. HQFM accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. DELIVERY OF DOCUMENTS. The Trust has furnished HQFM with copies properly certified or authenticated of each of the following:

          (a) the Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of the State of Delaware on June 7, 1999, and all amendments thereto or restatements thereof (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, herein called the "Declaration of Trust");

          (b) the Trust's By-Laws and amendments thereto (the "By-Laws");

          (c) resolutions of the Trust's Trustees (the "Trustees") authorizing the appointment of HQFM and approving this Agreement;

          (d) the Trust's Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission ("SEC") on June 11, 1999, and all amendments thereto;

          (e) the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") (File No. 333-80473), and under the 1940 Act (File No. 811-09383), as filed with the SEC on June 11, 1999, and all amendments thereto insofar as such Registration Statement and amendments relate to the Fund; and

          (f) the Trust's most recent prospectuses and statement of additional information for the Fund (such prospectuses and statement of additional information, as presently in effect, and all amendments and supplements thereto, herein collectively called the "Prospectus").

     The Trust will furnish HQFM from time to time with copies of all amendments of or supplements to the foregoing.

     3. SERVICES. Subject to the supervision of the Trustees, HQFM will monitor or perform for the Fund all aspects of the operations of the Fund, except for those performed by the distributor for the Fund. More particularly, HQFM will furnish an investment program in respect of the Fund, determine what securities and other investments will be purchased, retained or sold by the Fund and place orders for the purchase and sale of these investments; maintain office facilities for the Fund; furnish statistical and research data, clerical services and stationery and office supplies; help prepare filings and reports for the Fund; and generally assist the Fund's other service providers in all aspects of the administration of the Fund.

     Subject to the provisions of the Declaration of Trust and the 1940 Act, HQFM, at its expense, may select and contract with one or more investment sub-advisers (the "Sub-Advisers") for the Fund. HQFM may also delegate or subcontract some or all of HQFM's other duties under this Agreement.

     HQFM further agrees that it:

          (a) will monitor the Fund's investments and will comply with the provisions of the Declaration of Trust, the By-Laws and the Fund's stated investment objectives, policies and restrictions, as they may be amended from time to time;

          (b) will comply with all applicable federal and state statutes, rules and regulations pertaining to its services under this Agreement;

          (c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with an underwriter, market maker, or broker or dealer. In placing orders with brokers and dealers, HQFM will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers are comparable, HQFM may, in its discretion, purchase or sell portfolio securities through brokers who provide HQFM with research advice and other services. In no instance will portfolio securities be purchased or sold through, from or to HQFM or any Sub-Adviser, or any affiliated person of the Trust, HQFM, or any Sub-Adviser, except as may be permitted under the 1940 Act;

          (d) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where HQFM (i) may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) is requested to divulge such information by duly constituted authorities or (iii) is so requested by the Trust;

          (e) will not make loans to any person to purchase or carry units of beneficial interest in the Trust or make loans to the Trust;

          (f) will direct its personnel, when making investment recommendations for the Trust, not to inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Trust's accounts are customers of HQFM, any Sub-Adviser or their affiliates. In dealing with such customers, HQFM and its affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust;

          (g) will provide regular written reports to the Trustees (including, without limitation, reports on the general investment strategy of the Fund, the performance of the Fund in relation to standard industry indices and general conditions affecting the equity markets), will make appropriate persons available for the purpose of reviewing such reports with the Trustees on a regular basis at reasonable times, and will provide various other written and oral reports from time to time as requested by the Trustees; and

          (h) will vote proxies received by it in connection with securities held by the Fund consistent with its fiduciary duties hereunder.

     4. BOOKS AND RECORDS. HQFM hereby agrees to maintain and preserve all accounts, books and records required under the 1940 Act and the Investment Advisers Act of 1940 and rules thereunder with respect to HQFM's duties hereunder. HQFM understands and agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request.

     5. EXPENSES. During the term of this Agreement, HQFM will pay all expenses incurred by it in connection with its activities under this Agreement, including, without limitation, all compensation of any Sub-Adviser and any person employed by or associated with HQFM to assist in the performance of HQFM's obligations under this Agreement, whether or not such person is also an officer or employee of the Trust. Other expenses incurred in the operation of the Fund, including, without limitation, taxes, interest, brokerage fees and commissions, fees of Trustees who are not officers, directors, shareholders, members or employees of HQFM or any Sub-Adviser or any affiliate thereof, SEC and state "blue sky" fees, costs of pricing portfolio securities, fees of the Fund's investment adviser, distributor, administrator, accounting agent, transfer and dividend disbursing agent, custodian and other service providers, insurance premiums, outside auditing and legal expenses, costs of maintaining the Trust's existence as a Delaware business trust, typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Fund, costs of shareholders' and Trustees' reports and meetings and any extraordinary expenses, will be borne by the Fund.

     6. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay HQFM, and HQFM will accept as full compensation therefor, an advisory fee, accrued daily and payable monthly in arrears, of sixty-five one hundredths of one percent (0.65%) of the Fund's average daily net assets. From time to time, HQFM may agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement. Through December 31, 2000, HQFM will waive its advisory fee and reimburse expenses so that the total annual operating expenses of the Class A shares of the Fund will not exceed 1.60%, the total annual operating expenses of the Class B shares of the Fund will not exceed 2.30% and the total annual operating expense of the Common Class shares of the Fund will not exceed 1.60%, of such class's average daily net assets.

     7. SERVICES TO OTHERS. The Trust understands that HQFM may in the future act as an investment adviser, sub-investment adviser, and/or administrator to other accounts, including other investment companies. The Trust has no objection to HQFM's acting in such capacities, provided that whenever the Fund and one or more other investment accounts advised by HQFM have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by HQFM to be equitable to each account. The Trust recognizes that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, the Trust understands that the persons employed by HQFM to assist in HQFM's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of HQFM or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     8. YEAR 2000 COMPLIANCE. HQFM, or its affiliates on behalf of HQFM, have
(i) initiated a review and assessment of all areas within HQFM's business and operations (including those affected by its suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by HQFM (or its suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and
(iii) to date, implemented that plan substantially in accordance with that timetable. Based on the foregoing, HQFM believes that all computer applications (including those of its suppliers and vendors) that are material to its business and operations applicable to this Agreement will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"). HQFM shall obtain a similar representation from any investment sub-adviser or service provider to whom it delegates any duties under this Agreement.

     9. LIMITATION OF LIABILITY. HQFM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of HQFM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Trust does not waive any right it may have at common law or under the federal or state securities laws.

     10. DURATION AND TERMINATION. This Agreement will become effective as of the date first set forth above.

     This Agreement will remain in effect for two years and thereafter continue for successive one year periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days' written notice by the Trust (by vote of the Trustees or by vote of a majority of the outstanding voting securities of the Fund) or by HQFM. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms in the 1940 Act.)

     11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of California.

               The names "Hambrecht & Quist Fund Trust" and "Trustees of Hambrecht &

Quist Fund Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, to which reference is hereby made. The obligations of the Trust entered into in the name or on behalf thereof by any of its Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, representatives, agents or shareholders of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      HAMBRECHT & QUIST FUND TRUST



                                      By: /s/ David R. Krimm
                                         --------------------------------
                                      Name:   David R. Krimm
                                      Title:  President



                                      HAMBRECHT & QUIST FUND
                                      MANAGEMENT, LLC



                                      By: /s/ David R. Krimm
                                         --------------------------------
                                      Name:   David R. Krimm
                                      Title:  President